UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following letter was sent to stockholders of Atmel Corporation and issued in a press release by the Company on April 18, 2007.
April 18, 2007
Dear Atmel Stockholder:
As you are aware, George Perlegos, Atmel’s former Chairman and CEO who was terminated for cause for misusing corporate funds for personal gain, has requested a special stockholder meeting on May 18, 2007. The sole purpose of the meeting called by Mr. Perlegos is to replace all of the independent directors who terminated him, including Atmel’s current President and CEO, with his five hand-picked nominees. If he prevails, George Perlegos expects to take the position of “interim CEO” and control Atmel once again.
In affirming that George Perlegos and his brother Gust, a former Executive Vice President, were properly terminated for cause, the Delaware Chancery Court stated in February 2007 that “the record refutes any contention of [George and Gust Perlegos] that they are innocent of material wrongdoing” and “the Perlegoses have not demonstrated any right to hold any office of Atmel.”
Your Board unanimously recommends that Atmel stockholders vote AGAINST the Perlegos proposal by signing, dating and returning the enclosed WHITE proxy card, or by using the instructions on the WHITE proxy card to submit a proxy by telephone or Internet.
YOUR BOARD AND NEW MANAGEMENT TEAM ARE TAKING – AND WILL
CONTINUE TO TAKE – ALL APPROPRIATE STEPS TO ENHANCE STOCKHOLDER
VALUE
Enhancing stockholder value is our top priority and a responsibility that we take very seriously. To achieve this goal, Atmel’s Board and new management team began implementing a number of strategic actions promptly following George Perlegos’s termination for cause, including:
•	Refocusing our resources on Atmel’s high-growth, high-margin microcontroller product lines and halting development on lesser, unprofitable, non-core products;

•	Optimizing Atmel’s manufacturing operations and selling non-core facilities;

•	Adopting a fab-lite strategy; and

•	Reducing our cost structure.
Through these initial actions, we are driving improved growth and profitability, and generating significant cost savings, which are estimated to reach between $70 million to $80 million in 2007 and between $80 million to $95 million annually beginning in 2008.
We note that a spokesman for Mr. Perlegos recently conceded, “George’s record speaks for itself.”1 We agree. Mr. Perlegos criticizes the Company’s financial performance, but he never acknowledges his own responsibility for his record of ethical failures, years of financial losses and his failure to implement any of the actions he has recently proposed.
In contrast, your Board and new management team are working to address the challenges created by Mr. Perlegos. Our goal is to transform Atmel and fully unlock the value of your company. The restructuring initiatives launched in December are important first steps towards achieving this goal, and we are actively evaluating additional opportunities for further value creation.
ATMEL’S DIRECTORS ARE EXPERIENCED, INDEPENDENT AND COMMITTED TO
ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS
The five directors that George Perlegos is seeking to remove, including all of your independent directors, have over 75 years of combined experience serving as leaders of public and private companies in the semiconductor industry. Your Board and new management team provide the industry experience, financial acumen, and investment expertise that we believe are necessary to build on the actions underway to reposition Atmel for profitable growth and enhanced stockholder returns. We invite you to read more about your directors in the enclosure.
Although George Perlegos “believes” his slate of hand-picked nominees is “highly qualified and independent,” his personal belief is not supported by the facts. The press has already noted that “The [Perlegos] slate doesn’t include candidates with extensive semiconductor-industry experience.”2 With no working knowledge of your company and limited experience in the semiconductor industry, George Perlegos’s nominees have agreed to follow the strategic direction and leadership structure that Mr. Perlegos has defined for Atmel, as discussed in his proxy materials. Yet given how Atmel and its stockholders suffered under his previous stewardship, we believe it would be a mistake to cede control to George Perlegos again.
You should also know that George Perlegos is personally paying each of his director nominees $50,000 to simply stand for election at the special meeting and, according to his letter to the Company dated March 27, 2007, an additional $50,000 to stand for election at the Annual Meeting (just two months later) for a total of $100,000. We note that George Perlegos has failed to disclose the full agreements he has entered into with each of his director nominees. While the Perlegos nominees may have no affiliation with the current Atmel Board and management team, they are by no means “independent” of George Perlegos. What independent judgment will they bring to consider George Perlegos’s “offer” to serve as “interim CEO,” or his proposals for the Company’s strategic direction?

1	“Struggle to Control Atmel Intensifies,” San Jose Mercury News, April 12, 2007. Permission to use quote neither sought nor granted.

2	“Ex-CEO offers Atmel slate,” San Jose Mercury News, March 28, 2007. Permission to use quote neither sought nor granted.

CURRENT BOARD IS COMMITTED TO STRONG CORPORATE GOVERNANCE AND
HIGH ETHICAL STANDARDS
Atmel’s Board and new management team recognize that strong governance and strategic execution drive stockholder value creation. We have sound governance policies and practices in place, and intend to maintain our record in this regard going forward:
•	The Board is committed to the proper “tone at the top,” appropriate ethics and zero tolerance for compliance failures, as demonstrated by the Board’s action to terminate Mr. Perlegos, his brother Gust Perlegos, and two other senior executives for misuse of corporate travel funds for personal gain;

•	All Atmel directors are elected annually;

•	The roles of Chairman and CEO were separated following George Perlegos’s termination for cause;

•	The Board is comprised of a majority of independent directors who have no affiliation with Atmel;

•	Atmel’s Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee are comprised solely of independent directors;

•	A simple majority vote of the outstanding shares entitled to vote thereon is required to approve a merger or an amendment to Atmel’s certificate of incorporation following approval by the Board of Directors; and

•	Atmel has opted out of Section 203 of the General Corporation Law of the State of Delaware, which is a provision that could deter a third party from seeking to acquire Atmel.
Additionally, Atmel’s Board has recently unanimously approved certain enhancements that reflect our ongoing commitment to best practices in corporate governance, including implementation of a majority voting standard bylaw for uncontested director elections.
In contrast, George Perlegos is pursuing two disruptive and expensive proxy campaigns within two months of each other for the same purpose – to remove those directors who terminated him for cause. If his nominees are elected, Mr. Perlegos says he intends to seek $5.9 million from Atmel as reimbursement for his campaign costs for the special meeting alone – and does “not intend to submit the question of such reimbursement to a vote of Atmel’s shareholders.” Your independent directors terminated George Perlegos for misusing corporate funds for personal gain. George Perlegos expects his hand-picked, personally-paid nominees to reinstate him as “interim CEO” and to pay him $5.9 million of company funds as reimbursement for his campaign expenses for the special meeting.
THE STAKES ARE HIGH. THE CHOICE IS CLEAR. YOUR VOTE IS IMPORTANT.
It’s clear to us that George Perlegos’s campaign is about retaliation for being terminated from his job, not value for Atmel’s stockholders. In fact, it was only hours after he was terminated for cause last August that George Perlegos initiated this self-serving proxy campaign to oust the independent directors who terminated him.

Your Board and new management team are addressing the challenges Mr. Perlegos left behind, and we are confident that we are on the right path to a stronger future for Atmel and increased value for stockholders. We see no reason to turn back the clock. With your support – and your vote on the enclosed WHITE proxy card – we can send George Perlegos a strong message by soundly rejecting his proposal. Please sign, date and return the enclosed WHITE proxy card today, or use the instructions on the WHITE proxy card to submit your vote by telephone or Internet.
On behalf of your Board of Directors, thank you for your continued support,

Steven Laub
President and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES,
PLEASE CONTACT THE FIRM ASSISTING US
IN THE SOLICITATION OF PROXIES:
INNISFREE M&A INCORPORATED
TOLL FREE AT 1-877-456-3488
This letter contains forward-looking statements that involve risks and uncertainties, including statements about Atmel’s restructuring and other initiatives, including the anticipated benefits and cost savings of such initiatives, and statements regarding Atmel’s future prospects. All forward-looking statements included in this letter are based upon information available to Atmel as of the date of this letter, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, the ability to recognize the benefits of our restructuring and other initiatives, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.

Board Members that Mr. Perlegos is Seeking to Remove
Pierre Fougere has served as a director of Atmel since February 2001. Mr. Fougere is currently Chief Executive Officer of Fougere Conseil, a consulting firm, and serves as Chairman of the supervisory boards of Société Nemoptic, a maker of electronic displays, and Société Garnier Ponsonnet Vuillard, a paper manufacturer, and Chairman of Société Chateau Lilian Ladouys, a wine producer. From 1986 to 1988, Mr. Fougere was Executive Vice President of the Matra Group and Chairman and Chief Executive Officer of Matra Datavision Inc., a software company. Prior to 1986, he was Executive Vice President, General Manager of the Components Division, Chairman and Chief Executive Officer of Matra Harris Semiconductor and Matra GCA.
T. Peter Thomas has served as a director of Atmel since December 1987. Mr. Thomas is Managing Director of ATA Ventures Management LLP. Mr. Thomas has held this position since April 2004. Mr. Thomas is also a General Partner of Institutional Venture Partners. Mr. Thomas has held this position since November 1985. Mr. Thomas also serves as a director of Transmeta Corporation. Mr. Thomas holds degrees in electrical engineering from Utah State University (B.S.) and computer science from the University of Santa Clara (M.S.).
Dr. Chaiho Kim has served as a director of Atmel since September 2002. He is Joseph A. Alemany University Professor at Santa Clara University in Santa Clara, California, where he has taught since 1964, and is a member of the faculty of The Leavey School of Business. Administrative positions that he has held at the university include the chair of Operations and Management Information Systems Department and chair of the Ph.D. Program of The Leavey School of Business. He received a masters degree in International Business and a Ph. D. in Finance, both from the Graduate School of Business, Columbia University.
David Sugishita, the Company’s Non-Executive Chairman of the Board, has served as a director of Atmel, as well as Chairman of the Audit Committee of Atmel since February 2004. He also currently serves as a Director and Chairman of the Audit Committee for Ditech Communications as well as a Director for Micro Component Technology, Inc. Since 2000, Mr. Sugishita has taken various short-term assignments. Most recently Mr. Sugishita served as Executive Vice President of Special Projects of Peregrine Systems, Inc., an enterprise software company, from December 2003 through July 2004. From January 2002 to April 2002, Mr. Sugishita served as Executive Vice President and Chief Financial Officer of SONICblue, Inc., a provider of digital entertainment and consumer electronics products. From May 2001 to January 2002, Mr. Sugishita served as a consultant to several private software companies. From October 2000 to April 2001, he served as Executive Vice President and Chief Financial Officer of RightWorks Corporation, a company that provides eBusiness applications. From June 1997 to February 2000, Mr. Sugishita served as Senior Vice President — Finance & Operations and Chief Financial Officer for Synopsys, Inc., a provider of electronic design automation software and services. Prior to his time at Synopsys, Mr. Sugishita held various senior financial and accounting positions at Actel Corporation, Micro Component Technology, Inc., Applied Materials, Inc., and National Semiconductor Corporation. Mr. Sugishita holds degrees in business administration from San Jose State University (B.S.) and Santa Clara University (MBA).
Steven Laub, Atmel’s President and Chief Executive Officer, has served as a director of Atmel since February 2006. Mr. Laub was from 2005 to August 2006 a technology partner at Golden Gate Capital Corporation, a private equity buyout firm, and the Executive Chairman of Teridian Semiconductor Corporation, a fabless semiconductor company. From November 2004 to January 2005, Mr. Laub was

President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions. Prior to that time, Mr. Laub spent 13 years in executive positions (including President, Chief Operating Officer and member of the Board of Directors) at Lattice Semiconductor Corporation, a supplier of programmable logic devices and related software. Prior to joining Lattice Semiconductor, Mr. Laub was a vice president and partner at Bain and Company, a global strategic consulting firm. Mr. Laub holds a degree in economics from the University of California, Los Angeles (BA) and a degree from Harvard Law School (JD).
To Support Your Board of Directors, Please Sign, Date and Return the WHITE Proxy Card Today, or Use the Instructions on the WHITE Proxy Card to Submit Your Vote By Telephone Or Internet.